Exhibit 10.6

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is hereby entered into as of the latest written date on the signature page hereto by and between Versant Media, LLC, a Pennsylvania limited liability company, (together with its parents, subsidiaries and affiliates, the “Company” or “Versant”) and Mark Lazarus (“you” or “your,” as applicable).

1. Term.

(a) The term of this Agreement, and each party’s rights and obligations hereunder, will commence upon the completion of the spin-off distribution of Versant’s business into a separate, publicly traded company called Versant Media Group, Inc. (the “Separation”), and the date of such separation (the “Separation Effective Date”), and will continue, subject to suspension, extension, termination, or expiration as hereinafter provided, for a period of four (4) consecutive years thereafter (“Term”).

(b) This Agreement will automatically terminate at the end of the Term without notice, unless the parties agree otherwise in writing. You agree that the Company has no obligation to extend the Term or to continue your employment after expiration of the Term, and you expressly acknowledge that no promises or understandings to the contrary have been made or reached. You also agree that, should the Company choose to continue your employment for any period of time following the expiration of the Term, absent a written agreement to the contrary signed by both parties, your employment with the Company will be “at will,” which means that, during any time following the expiration of the Term, the Company may terminate your employment, with or without reason and with or without notice, and you may resign at any time, with or without reason and with or without notice. In the event that your employment continues at will, it is understood and agreed that paragraphs 5(f)-(h), 6, and 10-14 of this Agreement will remain in effect in accordance with their terms.

(c) Upon the commencement of the Term, this Agreement will supersede the agreement, dated July 14, 2023 (as of July 1, 2023), by and between you and NBCUniversal Media, LLC (the “Prior Agreement”), which shall be null and void except for those provisions that survive expiration.

2. Duties.

You agree to be employed by and perform services for the Company and the Company agrees to employ you under the terms and conditions of this Agreement. You agree to devote all of your business time, attention and skills exclusively to the performance of all your duties, and during the Term, you will provide your services exclusively to the Company. You will serve hereunder as Chief Executive Officer of Versant Media

Holdings, Inc. and Versant Media, LLC, and you will perform those services that are assigned to you and are commensurate with your position. You will report to the Board of Directors of Versant Media Holdings, Inc. (the “Board”). You agree that during your employment, you will perform such duties pursuant to the highest standards of competence, skill, integrity, efficiency, and professionalism, and subject to the Company’s reasonable direction and control. You will not be required, without your consent, to perform your primary duties under this Agreement in a location other than in the greater New York City/New Jersey/Connecticut metropolitan area, except for required travel for the Company’s business.

3. Compensation and Related Matters.

(a) Base Salary. For all services rendered commencing on the Separation Effective Date, the Company will pay you base salary at an annual rate of Two Million Five Hundred Thousand and 00/100 Dollars ($2,500,000.00) (“Base Salary”), less normal payroll deductions and withholdings required by law, and payable in accordance with the Company’s applicable payroll practices. Commencing in 2027, the Company agrees to review your performance and Base Salary through the normal merit review process provided such process will not result in a decrease in Base Salary. Any subsequent increase(s) in Base Salary will become your Base Salary for the purposes of this paragraph and will commence on the date determined by the Company.

(b) Annual Performance Bonus.

(i) You will be eligible to participate in the Company’s annual bonus plan, or any plan adopted in replacement thereof (“Bonus Plan”), as determined by the Company and in accordance with the Bonus Plan’s terms and conditions. Your target for each year in which you are eligible to participate in the Bonus Plan will be three hundred percent (300%) of Base Salary (“Bonus Plan Target”), prorated in accordance with the Bonus Plan, and your award under the Bonus Plan will be based upon a measurement of performance against objectives in accordance with the Bonus Plan, as may be amended from time to time. You understand that Bonus Plan awards are not guaranteed compensation and are subject to the sole discretion of the Board (or its Compensation Committee). Any award under the Bonus Plan will be payable no later than March 15 of the calendar year following the calendar year to which the award relates and at the same time that similarly situated executives receive Bonus Plan awards (“Bonus Payment Date”) provided that, on the date of payment, you have satisfied any requirements of the Bonus Plan and are not in breach of this Agreement.

(ii) If you are actively employed through the Term and your employment with the Company terminates at its expiration, provided you are not in material breach of the Agreement and you timely execute and do not revoke the Company’s standard separation agreement containing a general release of claims in a form acceptable to the Company (the “Release”), you will be entitled to: (i) an amount equal to your Bonus Plan Target (or such Bonus Plan Target as adjusted by the appropriate Company business score percentage if such business score is less than 100%) if, as the date your employment with the Company terminates, the Annual Performance Bonus for the prior Plan Year (as defined in the Bonus Plan) has not been paid; or (ii) an amount equal to your Bonus Plan Target (or such Bonus Plan Target as adjusted by the appropriate Company business score percentage if such business score is less than 100%), pro-rated in accordance with the Bonus Plan, for the current Bonus Plan Year. Any payment pursuant to this paragraph will be paid on the applicable Bonus Payment Date unless legally required to be delayed under paragraph 5(e).

(c) Long-Term Incentive. You will be eligible to participate in and receive long-term incentive awards under the Versant Media Group, Inc. Omnibus Equity Incentive Plan (as amended from time to time, and together with any successor plan thereto, the “LTI Plan”), as determined by the Company and in accordance with the terms and conditions of the LTI Plan (such awards, “LTI Award(s)”). The annual target grant-date fair value of your LTI Award will be Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00). Notwithstanding the generality of the foregoing, the Board (or its Compensation Committee) will annually determine in its sole discretion whether to grant an LTI award to you, and if the Board (or its Compensation Committee) so determines, the LTI Award will be governed in all respects by the terms and conditions set forth in the LTI Plan and the applicable award statement. The Company reserves the right to amend, modify, and/or terminate the LTI Plan at any time.

In the event the Separation Effective Date occurs after the date in March 2026 that you receive an annual LTIP grant under paragraph 3(d) of the Prior Agreement, you will be eligible as soon as administratively feasible following the Separation Effective Date to receive a one-time grant under the Company’s LTI in the amount of Six Million Two Hundred Fifty Thousand and 00/100 Dollars ($6,250,000.00), in accordance with the applicable plan documents and award statements.

(d) Founders Grant. Subject to the approval of the Board (or its Compensation Committee), you will be awarded a long-term incentive grant having a fair market value on the day of grant of Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00) as soon as practicable following the completion of the Separation (the “Founders Grant”). The Founders Grant may be made in the form of restricted stock, performance stock units, stock options, restricted stock units, long-term cash, or a combination thereof as determined in the sole discretion of the Board (or its Compensation Committee), and will be subject to the terms and conditions, including but not limited to a vesting schedule of the applicable Company long-term incentive plan.

(e) Withholdings/Deductions. All payments to you hereunder are subject to normal payroll deductions and withholdings required or authorized by law.

4. Benefits and Business Expenses.

(a) Benefits. You will be eligible to participate in the benefit plans and programs generally available to similarly situated executive employees of the Company as in effect from time to time, so long as the Company provides such plans and programs and subject to their terms and conditions and applicable law.

(b) Expense Reimbursements. During your employment, the Company will reimburse you for your reasonable, necessary, and approved business expenses in accordance with its then-prevailing policy and procedures. Any reimbursement pursuant to this paragraph (i) will be made not later than the calendar end of the year immediately following the calendar year in which such expense is incurred; (ii) will not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement during any calendar year will not affect the expenses eligible for reimbursement in any other calendar year.

(c) Travel. You will be entitled to travel and hotel accommodations in connection with all travel on behalf of the Company in accordance with the then-current Company travel policy and the Aviation Policy applicable to you.

(d) Personal Security. You will be entitled to receive security services as reasonably requested in accordance with the Company’s Security Policy.

5. Rights and Obligations Upon Termination and Other Events.

(a) Termination for Cause. The Company may terminate your employment and this Agreement for Cause upon written notice following its determination that you have committed any of the following acts (“Termination for Cause”):

(A) conviction of or a guilty/no contest plea to a felony or a crime involving moral turpitude, the nature and circumstances of which are determined in the Company’s discretion to disqualify you from continued employment with Company;

(B) fraud;

(C) embezzlement or other misappropriation of funds;

(D) material misrepresentation with respect to the Company;

(E) substantial and/or repeated failure to perform duties;

(F) gross negligence or willful misconduct in the performance of duties;

(G) commission of any act or involvement in any situation, or occurrence, whether before or during the Term, or which brings (or if made public, would reasonably be expected to bring) you or the Company into widespread public disrepute, contempt, scandal or ridicule, or which justifiably shocks, insults or offends a significant portion of the community, or your or the Company being subject to publicity for any such conduct or involvement in such conduct;

(H) material violation of the Employee Handbook, the Code of Conduct or any other written Company policy; or

(I) material breach of this Agreement.

Prior to any Termination for Cause, the Company will provide you with notice setting forth the reasons that Cause exists, in which case you will have an opportunity to cure, provided a cure is reasonably possible and timely effected, to the Company’s satisfaction and is not a matter that was the general subject matter of an earlier cure notice given to you. It is expressly understood that the Company’s ability to effect a Termination for Cause is not an exclusive remedy, and further that nothing in this Agreement prevents the Company from obtaining any and all appropriate remedies for any injury that arises out of or is related to any breach of this Agreement.

In the event of your Termination for Cause, you will be entitled to payment of any accrued but unpaid Base Salary due to you through the date of termination (payable no later than thirty (30) days after such termination); any accrued, but unpaid vacation to the extent required by Company policy or law; accrued, but unreimbursed business expenses (payable as provided in paragraph 4(b) above); and other unpaid amounts, if any, then due to you under Company benefit plans or programs, which will be payable as provided by the terms and conditions of such plans (collectively, the “Accrued Amounts”).

(b) Services No Longer Required. The Company may elect for any reason and at any time to no longer require your services by providing you with written notice (the date you cease to provide services to the Company pursuant to such notice (the “NLR Date”)).

(i) Severance Benefits. In the event the Company exercises its rights under this subparagraph, you will be entitled to payment of the Accrued Amounts. In addition, subject to the terms and conditions of the Agreement and your timely execution and non-revocation of the Release, the Company will provide you with the following: (A) continuation of your Base Salary (as of the NLR Date) for the two (2)-year period immediately following the NLR Date (the “NLR Period”) on the Company’s regular payroll dates; (B)(i) an amount equal to your Bonus Plan Target, pro-rated for the period of the Bonus Plan year corresponding to the NLR Date that you were actively employed (exclusive of the Garden Leave) and calculated based on actual achievement of applicable performance criteria, and (ii) continued entitlement to payment of your Bonus Plan Target (calculated as of the NLR Date) for the NLR Period, payable on the applicable Bonus Payment Dates and subject to the terms and conditions of the Bonus Plan (which, for the avoidance of doubt, equals a total payout of two times (2x) your Bonus Plan Target); (C) continued vesting during the NLR Period of any outstanding and unvested LTI Awards (except for any unvested tranches of the Founders Grant as provided in subparagraph 3(d)) granted prior to the NLR Date (provided that to the extent the terms of the award statements governing the applicable LTI Awards provide more favorable vesting treatment at termination of employment, those terms will apply in lieu of this sub-clause); and (D) continued participation in the Company’s benefits plans and programs as provided under paragraph 4(a) for you and your eligible dependents enrolled as of the NLR Date, at a similar cost to you as active employees and subject to the terms and conditions of such plans and programs and applicable law. In the event your continued participation in the Company’s medical, dental, and/or vision plans is barred or otherwise results in adverse tax consequences for the Company, then the Company will arrange to provide you and your eligible dependents with substantially similar coverage to that which such persons would have otherwise been entitled to receive under such benefit programs from which such continued participation is barred, which may include a cash payment in lieu thereof.

(ii) Waiver of Exclusivity/Non-Compete. During the ninety (90)-day period immediately following the NLR Date (the “Garden Leave”), your exclusivity obligations under paragraph 6(f) will remain in full force and effect, and your role will transition to facilitating, in whatever manner is reasonably necessary and requested by the Company, the transition of your duties, knowledge, and responsibilities in a cooperative and professional manner. Following the Garden Leave and for the remainder of the NLR Period, your exclusivity obligations will be waived, your employment will convert to inactive status, and you will be free to render your services to a third party except for a “Competitive Business.” In the event you wish to provide your services to a Competitive Business during the remainder of the NLR Period, you agree to give timely written notice to the Company prior to providing such services. As of the date you begin providing services to a Competitive Business, the Company will be relieved of its obligation to make any payments or provide any benefits under subparagraph 5(b)(i) for the remainder of the NLR Period, other than any unpaid Accrued Amounts. For purposes herein, a “Competitive Business” will be defined as a business (whether conducted by an entity or individual, including self-employment) that is engaged directly or indirectly in competition with the Company with regard to any of the services that you or those reporting directly or indirectly (whether within the same reporting line or dotted line to another) to you performed on behalf of the Company or any of its subsidiaries. In addition, to the extent you provide services to an entity that is not a Competitive Business and you are eligible to receive coverage under any medical benefit plan offered by such entity, the Company will be relieved of all obligations to provide any of its benefit plans or the value of such benefits to you pursuant to paragraph 5(b)(i)(D) as of the date you commence providing such services.

(iii) Term of Agreement. The Term of this Agreement will be extended or terminated to be co-terminous with the NLR Period.

(c) Inability, Failure or Refusal to Provide Services. In the event you fail, refuse or are unable to perform the services required of you for any period(s) during the Term and for any reason other than an injury, illness or condition covered by the Company’s time off, short-term sickness or injury and medical disability policies, the Company will have the right to suspend its contractual obligations to pay you during any such period(s), and the Company may, but will not be obligated to, extend the Term for a period equal to all or any part of the period or aggregate of periods of such suspension. In addition, during the period(s) of your not performing services as contemplated in this paragraph, the Company also may suspend any salary increases or grants under any long-term incentive or deferred compensation program, or modify applicable bonuses in accordance with such bonus plans, whether or not it has previously exercised any of the rights specified herein. All such rights hereunder will be subject to local, state, and federal laws governing disabilities and leaves of absence as well as the Company’s applicable policies.

(d) Disability. Notwithstanding any other provision of this Agreement, if during the Term you become physically or mentally disabled due to an illness, injury or condition such that you are unable to perform your essential duties for a period of more than one hundred eighty (180) consecutive days or for a cumulative period of more than one hundred eighty (180) days in any twelve (12) month period, Company will have the right (before the end of such disability), at its option, to terminate this Agreement, except if such termination would be prohibited by law. Should the Company terminate this Agreement pursuant to the foregoing, your employment with the Company will be “at will,” subject to Company’s applicable disability policies. Alternatively, should the Company elect to not terminate this Agreement, Company may, but will not be obligated to, extend the Term for a period equal to all or any part of the period or aggregate of periods of any such disability. During any period of disability that is covered by the Company’s disability policies and practices, your compensation may be adjusted and paid in accordance with the terms of such policy or practice. All rights and obligations hereunder will be subject to state and federal laws governing disabilities and leaves of absence as well as the Company’s applicable policies. In the event your employment is terminated due to a disability under this paragraph 5(d), you will be entitled to payment of the Accrued Amounts.

(e) Death. If you die during the Term of this Agreement, this Agreement will automatically terminate and your estate or legal representative will be paid (i) any accrued but unpaid Base Salary due to you through your date of death, (ii) your Bonus Target, pro-rated on a daily basis for any period of active service during the year of death, including any time you have received benefits under the Company’s Short Term Disability policy, (iii) any accrued but unpaid vacation, to the extent required by law and (iv) other unpaid amounts then due under express terms of the applicable Company benefit plans or programs and benefits payable due to your death under Company employee benefit plans or programs, which will be payable or provided as set forth in the applicable plans and programs. Payments under clauses (i), (ii), and (iii) hereunder will be made within thirty (30) days of your death. Payment of any accrued but unreimbursed expenses will be made in accordance with paragraph 4(b) above.

(f) Section 409A Special Rules.

(i) If your termination of employment does not constitute a “separation from service” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), any payment that would otherwise have been due and payable, or would have commenced to be paid, under this paragraph 5 in connection with your termination of employment will be delayed until such time as you will incur such a separation from service (and such separation from service will be treated as a termination of your employment for purposes of determining when such payments are to be made); except (A) to the extent of amounts that do not constitute a deferral of compensation within the meaning of Treasury Regulation Section 1.409A-1(b) (including, without limitation, by reason of the safe harbor set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii), as determined by the Company); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury Regulation Section 1.409A-1(a)(5); or (C) other amounts that are not subject to the requirements of Section 409A.

(ii) If, on the date of your separation from service, you are a specified employee within the meaning of Section 409A, any payment, which constitutes “deferred compensation” under Section 409A and is payable on account of separation from service that would otherwise have been due and payable under this paragraph 5 within six (6) months of the date of such separation from service, will be delayed until the six (6) month anniversary of the date of such separation from service (the “Six Month Delay”). The Six Month Delay will not apply to any deferred compensation that is payable at a fixed date (including any payment of bonus or Base Salary that, as a series of separate payments, is a short-term deferral within the meaning of Section 409A, and any payment arising on account of your death); and

(iii) It is the intent of the parties that this Agreement be administered in a manner consistent with, and in compliance with, Section 409A and the regulations thereunder. Accordingly, this Agreement will be construed and interpreted, to the maximum extent possible, in a manner consistent with the requirements of such Section 409A. If any amounts payable hereunder are paid in installments, each installment will be considered a separate payment; and the right to a series of installment payments under this Agreement is a right to a series of separate payments. Any provision of this Agreement to the contrary notwithstanding, the Company does not represent, warrant or guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will not be includible in your federal gross income pursuant to Section 409A, nor does the Company make any other representation, warranty or guarantee to you as to the tax consequences of this Agreement.

(g) In the event of any termination of your employment, you will be deemed to have resigned as an officer, director, trustee, agent, representative and from acting in any other capacity on behalf of the Company and all of its subsidiaries, divisions and affiliates and you agree to execute any required documentation necessary to effect such resignations.

(h) Section 280G. If you would be entitled to payments or benefits under this Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of your payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions will be given effect if you would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. If payments or benefits are to be reduced, any such reduction in payments and/or benefits will be made in accordance with Section 409A and will occur in the manner that results in the greatest economic benefit to you as determined by a nationally recognized certified public accounting firm or other professional organization that is recognized as an expert in determinations and calculations for purposes of Sections 280G and 4999 of the Code and that is selected by the Company prior to the closing of the transaction giving rise to such payments and benefits. All determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by such accountants or organization and will be final and binding on the parties.

(i) Good Reason Termination. You may terminate this Agreement and your employment for any of the following acts or actions by the Company upon sixty (60) days’ prior written notice to the Company, provided that you have given the Company such notice within ninety (90) days of the occurrence thereof and that such notice gives a reasonably detailed explanation of its basis so as to allow the Company a reasonable opportunity to cure such circumstance: (i) an involuntary change in title to one that conveys less responsibility and/or lower status, including but not limited to the removal of the position of Chief Executive Officer of the Company; (ii) a material reduction of your duties, which for purposes of clarity, includes no longer reporting to the Board; or (iii) a material breach of any material term of this Agreement, provided further that the Company has failed to remedy such act or action within the notice period set forth above. In the event the preconditions of this paragraph are satisfied, you elect to terminate your employment hereunder, and you execute and do not revoke the Release, you will be entitled to the compensation and benefits described in paragraph 5(b) in accordance with its terms, payable at such times as those amounts and benefits would have ordinarily become due and payable, and subject to the terms and conditions thereof.

6. Covenants.

(a) Freedom to Enter Agreement. You represent and warrant that you are free to work for the Company and to enter into this Agreement, and that you are not restricted in any manner from performing under this Agreement by any prior agreement, commitment, or understanding, contractual or otherwise, with any third party. If you have acquired confidential or proprietary information in the course of your employment prior to the Company, you will fully comply with any duties not to use or disclose such information then applicable to you during the Term.

(b) Protected Rights. Nothing in this Agreement, including the following paragraphs, will restrict you from communicating directly with and providing information to any governmental agency or commission, including the Securities and Exchange Commission (“SEC”), the Occupational Safety and Health Administration (“OSHA”), the Department of Justice (“DOJ”), or the Commodity Futures Trading Commission (“CFTC”) regarding possible legal violations, without disclosure to the Company (“Whistleblower Activity”). You do not need the prior authorization of any member of the Company, nor will you be required to notify any member of the Company, to engage in Whistleblower Activity. The Company will not retaliate against you for any of these activities, and nothing in this Agreement or otherwise requires you to waive any monetary award or other payment that you might become entitled to receive from the SEC, OSHA, DOJ or CFTC. Further, pursuant to the Defend Trade Secrets Act of 2016 (18 U.S.C. § 1833(b)), you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition and without limiting the preceding sentence, if you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you (I) file any document containing the trade secret under seal, and (II) do not disclose the trade secret, except pursuant to court order. All of the foregoing rights described in this paragraph will be referred to herein as your “Protected Rights”.

(c) Confidentiality. You acknowledge and agree that you currently possess, or will acquire, learn, obtain or develop “Confidential Information” during your employment with the Company. “Confidential Information” means any information of a confidential nature or not known to the general public, which is received by you during your employment, concerning the Company, its employees, contractors, suppliers or customers. “Confidential Information” includes, but is not limited to: sales, marketing and other business methods, business plans, financial information, strategies and techniques, research and development projects and results, potential business ventures, software and firmware, trade secrets, know-how, processes and other intellectual property, information relating to past, present or prospective employees, contractors, suppliers, customers, as well as matters of a creative nature, including matters regarding ideas of a literary, creative, musical, or dramatic nature, or any other proprietary information about the Company’s business which is not generally known by the public, regardless of whether any such Confidential Information is in oral, written, machine, digital, or some other form. When in doubt, you agree to assume the information is confidential and/or proprietary in nature and not to be disclosed. Notwithstanding the foregoing, “Confidential Information” does not include: (i) your general knowledge, skills, and experience in the industry and/or gained from employment prior to the Company; or (ii) information now or hereafter in the public domain lawfully.

You will hold in a fiduciary capacity, for the benefit of the Company, all Confidential Information, which you have or may acquire, learn, obtain or develop during your employment with the Company. Except as specifically excluded in this Agreement, you agree that you will not, during the Term or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another person, corporation, entity or third party any such Confidential Information other than (i) with the express written authorization of the Company; (ii) as required by law or as ordered by a court of competent jurisdiction; or (iii) with respect to matters that are generally known to the public. You hereby make the same commitments hereunder with respect to the Confidential Information of those affiliates, suppliers, customers and others with whom the Company has a business relationship or to whom the Company owes a duty of confidentiality.

You also agree that you will not publicly express your opinion about the Company or its parent, predecessor or subsidiary companies, joint ventures, or other affiliated entities, or its or their officers, directors, employees, or agents in a manner that tends to portray any such entity or person in an unfavorable light. Notwithstanding, nothing in this Agreement will prevent you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You are strongly encouraged (or, if you are a supervisor, you are required) to report concerns that may involve a violation of Company policy, including the Respect in the Workplace Policy. The reporting channels available to you to raise any workplace concerns include: your Human Resources representative or any member of the HR team, any member of your management team, the Company’s anonymous Helpline or Web Portal, the General Counsel or any member of the Company’s Legal Department.

(d) Company Property. The results and proceeds of your services or work hereunder, including, without limitation, materials, products, projects, inventions, discoveries, designs and all parts thereof, and/or works of authorship or works in progress that you create within the scope of your employment or otherwise resulting from your services during your employment with the Company and/or any of its affiliated entities or your use of any of the Company’s and/or its affiliated entities’ equipment, supplies, facilities, services or Confidential Information (collectively, the “Company Materials”), in addition to any and all copyrights, trademarks, trade secrets, and patents, extensions and renewals thereof under the United States and all other laws related to such Company Materials, will be Company’s sole and exclusive property, free from any adverse claims. All Company Materials will be deemed “works made for hire” as defined in Section 101 of the United States Copyright Act. The Company will be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner the Company determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of the Company Materials are deemed not to legally be a work-for-hire and/or there are any rights which do not accrue to the Company hereunder or pursuant to law, then you hereby irrevocably assign and agree to assign any and all of your rights, titles and interests thereto, including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed, to the Company, and the Company will have the right to use the same in perpetuity throughout the universe in any manner the Company determines without any further payment to you whatsoever. You will, from time to time, as may be requested and directed by the Company during or subsequent to your employment with the Company (at the Company’s expense, if any), do any and all things which the Company may deem useful or desirable to assist, establish, protect or document the Company’s exclusive ownership of any and all rights in any Company Materials, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the Company Materials or results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waive the enforcement of such rights. This subparagraph is subject to and will not be deemed to limit, restrict, or constitute any waiver by the Company of any rights of ownership to which the Company may be entitled by operation of law by virtue of the Company being your employer. This paragraph will be construed in accordance with California Labor Code Sections 2870-2872. In accordance with Section 2872, you are hereby notified that this agreement does not require you to assign to the Company any invention that qualifies for exclusion under Section 2870. If there is any doubt as to whether an invention qualifies for exclusion, you bear the burden of providing that it does.

Your obligations to assign property rights under this subparagraph will not, however, apply to any other non-employment based materials, products, projects, inventions, discoveries, or designs and all parts thereof, and/or works of authorship or works in progress (“Non-Company Materials”) for which you can establish and prove all of the following: (i) the Non-Company Materials were developed entirely on your own time; (ii) no Company or Company-affiliated entities’ equipment, supplies, facility, services, or Confidential Information were used in the development of the Non-Company Materials; (iii) the Non-Company Materials do not relate directly to the business of the Company or its affiliates, or to the actual or demonstrably anticipated research or development of the Company or its affiliates; and (iv) the Non-Company Materials do not result from any work performed by you for the Company or its affiliates or other persons employed or engaged by the Company or its affiliates.

At the Company’s request, or upon termination of your employment (whether voluntary or involuntary), you agree to immediately return to the Company all Company property, including, but not limited to, corporate credit card, computers or computer software, laptop, tablet, cell or smart phones, equipment, keys, identification badges, and any and all documents, programs and/or materials containing Confidential Information (“Company Property”). Additionally, you will return all other records, files, lists, plans, data, reports with non-Confidential Information but otherwise relating to the Company’s business in whatever form (including electronic) they may exist upon the termination of your employment for any reason. When in doubt, you agree to assume that materials or property belong to the Company and/or documents, programs and/or materials contain Confidential Information, and accordingly will be returned to the Company immediately upon termination.

(e) Non-Solicitation. You acknowledge and agree that the Company has invested substantial time and effort in assembling its present staff of personnel. Accordingly, during your employment and through and including a period of twelve (12) months following the later of: (i) the termination of your employment with the Company; (ii) the period of any payments made to you by the Company hereunder or under any other contract or personal services agreement; or (iii) the date of entry by a court of competent jurisdiction of a final judgment enforcing this subparagraph, you will not directly or indirectly solicit, induce or attempt to solicit or induce any employee (with the exception of your personal administrative assistant/secretary, if any), exclusive consultants, exclusive contractors or exclusive representatives of the Company (or those of any of its affiliated entities) to leave employment, or otherwise stop or reduce hours working for, contracting with or representing the Company or any of its affiliated entities.

(f) Exclusivity. As set forth in paragraph 2, you have agreed that your employment and services will be exclusive to the Company. Accordingly, during the Term, other than as excepted under this Agreement, you will not directly or indirectly render any services to others, or on your own behalf, unless expressly approved, in writing, by an authorized Company representative, and in a manner wholly consistent with the Company’s policies, including but not limited to integrity and/or conflict of interest policies. Under no circumstances may you at any time during the Term, except as provided in this Agreement, be or become (i) interested or engaged in any manner or capacity, directly or indirectly, either alone or with any person, firm or corporation now existing or hereafter created, in any business which either is or may be competitive with the businesses of the Company and its affiliated entities or is a customer or supplier of the Company; or (ii) directly or indirectly a stockholder or officer, director, agent, advisor, consultant or employee of, or in any manner associated with, or aid or abet, or give information or financial assistance to, any such business.

The provisions of this subparagraph and paragraph 2 will not be deemed to prohibit: (i) your purchase or ownership, as a passive investment, of not more than one percent (1%) of the outstanding capital stock of any corporation whose stock is publicly traded; (ii) your service on the corporate, civic or charitable boards or committees listed on Exhibit A; or (iii) your engagement in non-compensatory civic and charitable activities in accordance with applicable Company policy and with the consent of the Company, which consent will not be unreasonably withheld or delayed.

(g) Exclusive Negotiation. During the Term, you will negotiate exclusively with the Company in good faith with respect to the terms and conditions for your rendering services on behalf of the Company subsequent to the Term. You agree not to negotiate, contract, or agree to contract with any other person, firm or corporation during the Term with respect to the terms and conditions for your rendering services to any such other person, firm or corporation. Notwithstanding the foregoing, if the parties have not commenced negotiations regarding your continued services by the date six (6) months prior to the expiration of this Agreement or have not reached an agreement under which you will continue to provide services to the Company subsequent to the Term by the date four (4) months prior to the expiration of this Agreement (each, the “Deadline”), you will be free to negotiate with third parties and not be in breach of this provision, so long as you have reminded the Company of this obligation in writing at least two (2) weeks, but no more than four (4) weeks, prior to the Deadline.

(h) Non-Compete. In the event your employment is terminated for Cause or you resign from your employment prior to the expiration of the Term without Good Reason or without the Company’s prior written consent, you will not for a period of one (1) year following the date of such termination or resignation, directly or indirectly, engage in any activities on behalf of, or be financially interested in, a Competitive Business (as an agent, consultant, director, employee, independent contractor, officer, owner partner, member, principal, service provider, or otherwise). This restriction will apply in any geographic area in the world in which the Company carries out business activities. You agree that not specifying a more limited geographic area is reasonable in light of the broad geographic scope of the activities carried out by the Company in the world.

(i) General. All covenants in this paragraph 6 will survive expiration and/or termination of this Agreement, as well as termination of your employment, in accordance with their terms. You have carefully considered the nature and extent of the restrictions imposed on you pursuant to this paragraph 6, and hereby acknowledge and agree that, in light of your position with Company, employment and/or consideration afforded by the Company, the nature of your services to be provided to Company and the competitive nature of the Company’s businesses, the foregoing restrictions are reasonable, are designed to eliminate competition which would be unfair to the Company, are fully required to protect the legitimate interests of the Company, and do not confer a benefit upon the Company disproportionate to any detriment to you.

(j) Right to Enforce. Notwithstanding anything to the contrary in this Agreement or otherwise, you hereby acknowledge and agree that, from and after the Separation Effective Date, NBCUniversal Media, LLC will continue to have the right to enforce your Confidentiality and Company Property obligations under the paragraphs 6(c) and (d) of the Prior Agreement, to the extent such obligations relate to the business, property, employees or other service providers of NBCUniversal Media, LLC, Comcast or any of their respective subsidiaries or affiliates (other than, for the avoidance of doubt, Versant), including the right to obtain injunctive relief, in accordance with the terms of the Agreement).

7. Services Unique.

You recognize that your services hereunder are of a special, unique, unusual, extraordinary and intellectual character, giving them a peculiar value, the loss of which the Company cannot be reasonably or adequately compensated for in damages. In the event of an actual, attempted or threatened breach of this Agreement by you or derogation of your obligations hereunder (including, but without limitation, with respect to the provisions hereof relating to your covenants and/or exclusivity of services), the Company will, in addition to all other remedies available to it, be entitled to seek and obtain equitable relief (without the posting of any bond or security) by way of injunction and any other legal or equitable remedies. This provision will not be construed as a waiver of the rights which the Company may have for damages under this Agreement or otherwise, and all of the Company’s rights and remedies will be unrestricted.

8. Notices.

All notices and other communications hereunder will be in writing and will be given by hand delivery to the other party, delivery service, messenger service, postal mail, or electronic mail. Non-electronic mail will be addressed as follows:

If to Employee:

At your address on record with the Company.

If to the Company:

Versant Media, LLC

229 W. 43rd Street

New York, NY 10036

Attention: Chief Human Resources Officer

or to such other address as either party will have furnished to the other in writing. When a notice is given by mail or by electronic mail transmission, the date of mailing or electronic mail transmission will be deemed effective as of the date sent.

9. Assignment.

The Company will have the right to assign this Agreement to any affiliated entity or successor of the Company, or to a party controlling or acquiring all or part of the Company, controlled by the Company or under common control with the Company, so long as this Agreement is assumed by the affiliated entity, successor or party, in which case the Company will be relieved of any obligations hereunder and all such references to the Company herein will automatically be deemed to refer to such assignee or successor. You acknowledge and agree that all of your covenants and obligations to the Company, as well as the rights of the Company hereunder, will run in favor of and will be enforceable by the Company, its affiliated entities, successors, assignees and/or controlling or acquiring parties. You are not permitted to assign this Agreement or any of your rights (except the right to receive payment) or responsibilities hereunder.

10. Company Policies.

You will abide by and be subject to all Company policies, as may be amended from time to time, that are applicable to similarly classified employees generally, including but not limited to all policies relating to standards of conduct, integrity, equal employment opportunity, discrimination, retaliation or harassment, conflict of interest insider trading, and compliance with broadcasting rules and regulations when applicable, including the Code of Conduct.

11. Alternative Dispute Resolution.

You acknowledge and agree that you will abide and be bound by the Company’s alternative dispute resolution program or any applicable successor ADR program (the “ADR Program”), which includes an obligation to submit any Claims (as such term is defined in such program) to final and binding arbitration. The ADR program may be amended by the Company from time to time. A copy of the ADR Program can be accessed through the Company’s web portal. This paragraph will survive termination and/or expiration of the Agreement and of your employment.

12. Continuing Effectiveness.

The original and continuing effectiveness of this Agreement and your employment is contingent upon your remaining at all times, under applicable law, eligible to perform the services contracted for hereunder in the United States and/or any other location in which you may be required to perform services pursuant to this Agreement.

13. Indemnification.

(a) The Company will, to the fullest extent permitted by law, defend, indemnify, and hold you harmless from any and all loss, damages, fees, judgments, fines, settlement amounts, charges and expenses incurred or sustained by you in connection with any allegations, complaints, actions, suits or proceedings in which you are a party or may be made a party by reason of any acts or omissions made by you in good faith in the course and scope of your employment for the Company or of any subsidiary or other affiliated entity of the Company or your being an officer, director, or employee of the Company or of any subsidiary or other affiliated entity of the Company (collectively, a “Claim”). In addition, the terms and conditions set forth in Article 3 of the Indemnification Agreement between you and the Company will apply with respect to any Claims in your capacity as an officer of the Company.

(b) You agree to reasonably cooperate with the Company, both during and subsequent to the Term, in the defense of any threatened or pending legal action related to your employment or in which you may have relevant information; provided that you will not be required to provide assistance in any litigation or potential litigation in which you are an adverse party or that is related to your Whistleblower Activity or other Protected Rights. The Company will reimburse you for any reasonable and necessary out-of-pocket expenses (excluding lost or foregone wages or compensation) incurred by you in connection with such cooperation within a reasonable period of time not to exceed forty-five (45) days of your producing receipts of such expenses incurred satisfactory to the Company.

(c) The rights granted by this paragraph 13 are non-exclusive and will be in addition to any other rights to which you may be entitled under this or any other agreement (including any indemnification agreements) or under any organizational document or under any insurance policy, as a matter of law, in equity or otherwise. The terms of this paragraph 13 will survive the expiration or termination of your employment or of this Agreement regardless of the reason therefor.

14. Repayment.

Notwithstanding anything to the contrary contained herein, any amounts payable to you during the Term will be subject to any clawback or recoupment arrangements or policies the Company has in place from time to time (including, without limitation, any policy adopted to comply with Rule 10D-1 of the Securities Exchange Act of 1934 (as amended from time to time) or any related stock exchange rules).

15. Miscellaneous.

No provisions of this Agreement may be amended, modified, waived, or discharged except by a written document signed by you and a duly authorized officer of the Company. A waiver of any conditions or provisions of this Agreement in a given instance will not be deemed a waiver of such conditions or provisions at any other time.

16. Reformation and Validity.

If any tribunal of competent jurisdiction finds that any provision(s) of this Agreement is/are unenforceable, such tribunal will reform any such provision(s) so that such provision(s) may be enforced to the maximum extent possible. If any provision of this Agreement cannot be reformed so as to be enforceable, such provision will be of no effect. The invalidity or unenforceability of any provisions of this Agreement will not affect the validity or enforceability of any other provisions of this Agreement, which will remain in full force and effect.

17. Interpretation.

The validity, interpretation, construction, and performance of this Agreement will be governed by the laws of the State of New York without regard to conflicts of law principles, except as specifically provided herein.

18. Entire Agreement.

This Agreement, and the agreements and instruments contemplated herein, sets forth the entire understanding between you and the Company with respect to the subject matter hereof; all oral or written agreements or representations, express or implied, with respect to the subject matter of this Agreement, are set forth in this Agreement, and the agreements and instruments contemplated herein. Notwithstanding, nothing herein will prevent the Company from terminating or amending any agreement or instruments contemplated here in accordance with their terms. All prior employment agreements, understandings, and obligations (whether written, oral, express, or implied) between you and the Company, if any, are terminated as of the commencement date of the Term and are superseded by this Agreement, except for any agreements covering any prior grants of equity or prior earned compensation, which will survive in accordance with their terms. This Agreement may be executed by original, electronic or facsimile signatures and in counterparts, each of which will be deemed an original but all of which together will constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written below.

Versant Media, LLC

By:	/s/ Brian Dorfler	Date: Oct 30, 2025
Brian Dorfler
Chief Human Resources Officer
As to paragraph 1(c):
NBCUniversal Media, LLC

By:	/s/ Vicki Williams	Date: Oct 30, 2025
ACCEPTED AND AGREED:

/s/ Mark Lazarus		Date: Oct 31, 2025
Mark Lazarus

Exhibit A

Hilton Grand Vacations, Inc.